December 27, 2019

Michael Braun
Chief Executive Officer and President
FedNat Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, FL 33323

       Re: FedNat Holding Company
           Registration Statement on Form S-3
           Filed December 23, 2019
           File No. 333-235675

Dear Mr. Braun:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Finance